Exhibit 99.1

Reata pharmaceuticals, inc. announces Third quarter 2020 financial RESULTS and provides an update on BUSINESS OPERATIONS AND CLINICAL DEVELOPMENT programs

Reported positive year 2 data from the pivotal CARDINAL study of bardoxolone methyl in patients with chronic kidney disease caused by Alport syndrome

Reported long term efficacy data from EAGLE (open-label extension) study

Reported positive Baseline-Controlled Study data from the MOXIe extension study provided to FDA

Enrollment continues in FALCON study of bardoxolone methyl in AUTOSOMAL DOMINANT POLYCYSTIC KIDNEY DISEASE

BARCONA study enrollment ongoing

PLANO, Texas—November 9, 2020 (GLOBE NEWSWIRE)—Reata Pharmaceuticals, Inc. (Nasdaq: RETA) (“Reata,” the “Company,” or “we”), a clinical-stage biopharmaceutical company, today announced financial results for the quarter ended September 30, 2020, and provided an update on the Company’s business operations and clinical development programs.

Clinical and Regulatory Update

Bardoxolone Methyl (“Bardoxolone”) for Alport Syndrome

In a separate press release issued today, we announced that the Phase 3 CARDINAL study of bardoxolone in patients with chronic kidney disease (“CKD”) caused by Alport syndrome met its primary and key secondary endpoints at the end of Year 2.  At Week 100, in the intent-to-treat (“ITT”) population, which included eGFR values for patients who remained on or discontinued study drug, patients treated with bardoxolone had a statistically significant improvement compared to placebo in mean change from baseline in estimated glomerular filtration rate (“eGFR”) of 7.7 mL/min/1.73 m2 (p=0.0005).  In the modified ITT (“mITT”) analysis, which assessed the effect of receiving treatment by excluding values after patients discontinued treatment, patients treated with bardoxolone had a statistically significant improvement compared to placebo in mean change from baseline in eGFR at Week 100 of 11.3 mL/min/1.73 m2 (p<0.0001).  At Week 104 (four-weeks after last dose in second year of treatment), patients in the ITT population treated with bardoxolone had a statistically significant improvement compared to placebo in mean change from baseline in eGFR of 4.3 mL/min/1.73 m2 (p=0.023).  Bardoxolone treatment was generally reported to be well-tolerated.  In the long-term extension study, in the 14 patients who completed three years of treatment, bardoxolone treatment resulted in a mean increase from baseline in eGFR of 11.0 mL/min/1.73 m2.

Based on these positive results and following a recently completed pre-New Drug Application (“NDA”) meeting with the U.S. Food and Drug Administration (“FDA”), the Company plans to proceed with the submission of an NDA for full marketing approval in the United States in the first quarter of 2021.  We will also continue preparations to file for marketing approval in Europe.

The press release can be found at the Investors section of our website at www.reatapharma.com.

Omaveloxolone for Friedreich’s Ataxia (“FA”)

As previously announced, at a Type C meeting, the FDA provided us guidance that although it does not have any concerns with the reliability of the modified Friedreich’s Ataxia Rating Scale (“mFARS”) primary endpoint results from the registrational Part 2 of the MOXIe trial (“Part 2”) of omaveloxolone in FA patients, it was not convinced that the results from Part 2 support a single study approval.  The FDA stated that we will need to conduct a second pivotal trial that confirms the mFARS results of Part 2 with a similar magnitude of effect.  As an alternative, Reata proposed a second study (“the Baseline-Controlled Study”, previously called the crossover study) in which patients serve as their own controls, and changes in mFARS during the pre-treatment period in either Part 1 or Part 2 of the MOXIe study are compared to changes in mFARS during the treatment period in the open-label extension study (“MOXIe Extension”).  The design of the Baseline-Controlled Study was discussed and agreed upon by external experts and Reata, and the statistical analysis plan was submitted to the FDA prior to conducting the analysis contemplated by the proposed plan.  The FDA acknowledged it would consider the study design but, to date, it has not provided comments on the study design.

The Baseline-Controlled Study met its primary endpoint of paired difference in annualized mFARS slope with a statistically significant 3.76 point improvement (p=0.0022) between the treatment and pre-treatment periods in the primary analysis population.  Further, all sensitivity analyses of the primary analysis showed a significant treatment effect.  Thus, we believe that the results of the Baseline-Controlled Study support the positive mFARS results of Part 2 and provide additional evidence of the effectiveness of omaveloxolone in FA.

We completed the Baseline-Controlled Study in October 2020 and provided the results to the FDA.  The FDA confirmed that it will review the study results and may request a meeting with us to discuss the conclusions of its review.  If the FDA views these results as sufficient to increase the persuasiveness of data from Part 2, our plan would be to submit an NDA in mid-2021.  However, there can be no assurance that the FDA will accept the design of the Baseline-Controlled Study or view these results as sufficient, in which case we will determine next steps, including whether it is feasible to conduct a second pivotal study in patients with FA as previously suggested by the FDA.  At present, we plan to pursue marketing approval outside of the United States and work has commenced on preparations to file for marketing approval in Europe.

Clinical Development Update

FALCON Phase 3 Study of Bardoxolone in Autosomal Dominant Polycystic Kidney Disease (“ADPKD”)

We began to lift the screening hold in FALCON in June 2020, and currently, most sites are able to screen and randomize patients. The measures we implemented to the conduct of FALCON in response to COVID-19 have been effective, and we anticipate no meaningful impact on data integrity due to COVID-19.

BARCONA Investigator-Sponsored Trial (“IST”) of Bardoxolone in Patients with COVID-19

The Phase 2 BARCONA IST study of bardoxolone in patients with COVID-19 is a randomized, double-blind trial that will enroll approximately 40 patients with a primary endpoint of safety and treatment duration of up to 29 days in hospitalized patients.  To further mitigate any safety risk, the trial was designed to pause after the enrollment of five patients to assess safety.  The first five patients were enrolled, and the Executive Steering Committee reviewed the blinded safety data and decided to continue with enrollment. As with all trials conducted at New York University’s Grossman School of Medicine (“NYU”), the trial will be overseen by a Data Safety Monitoring Board that meets every other week. Any further enrollment in a potential Phase 3 trial will be gated based on an assessment of Phase 2 safety and activity, as well as feasibility of conducting a Phase 3 trial.

Recent FA Data Presentations and Publications

In September 2020, additional data analyses from the MOXIe Part 2 study were presented at the American Academy of Neurology’s Emerging Science conference and the FARA 2020 Biomarker & Clinical Endpoint Meeting by Dr. David Lynch, M.D., Ph.D.

In October 2020, the results from the MOXIe Part 2 study evaluating the efficacy and safety of omaveloxolone in patients with FA were published in the journal Annals of Neurology.

Third Quarter Financial Highlights

Cash and Cash Equivalents

At September 30, 2020, we had cash and cash equivalents of $578.3 million.

Collaboration Revenue

Collaboration revenue was $1.4 million in the third quarter of 2020, as compared to $8.2 million for the same period of the year prior.  Collaboration revenue was $5.8 million for the nine-month period ended September 30, 2020, as compared to $23.8 million for the same period of the year prior.

GAAP and Non-GAAP Research and Development (“R&D”) Expenses

R&D expenses according to generally accepted accounting principles in the U.S. (“GAAP”) were $37.2 million for the third quarter of 2020, as compared to $32.3 million for the same period of the year prior.

Non-GAAP R&D expenses were $32.9 million for the third quarter of 2020, as compared to $30.4 million for the same period of the year prior.1

GAAP and Non-GAAP General and Administrative (“G&A”) Expenses

GAAP G&A expenses were $18.3 million for the third quarter of 2020, as compared to $14.3 million for the same period of the year prior.

Non-GAAP G&A expenses were $11.0 million for the third quarter of 2020, as compared to $10.8 million for the same period of the year prior.1

GAAP and Non-GAAP Net Loss

The GAAP net loss for the third quarter of 2020 was $65.5 million, or $1.94 per share, on both a basic and diluted basis, as compared to a GAAP net loss of $39.7 million, or $1.32 per share, on both a basic and diluted basis, for the same period of the year prior.

The increase in GAAP net loss for the third quarter of 2020 is driven primarily by decreased Collaboration Revenue related to AbbVie since the reacquisition of our licensing rights, increased research and development expenses due to manufacturing, preclinical, and regulatory activities, increased personnel and stock-based compensation costs to support the growth in our development activities, and non-cash interest expense recognized under our liability related to sale of future royalties.

The non-GAAP net loss for the third quarter of 2020 was $44.3 million, or $1.31 per share on both a basic and diluted basis, as compared to a non-GAAP net loss of $34.3 million, or $1.14 per share, on both a basic and diluted basis, for the same period of the year prior.1

Reiterates Cash Guidance

The Company reiterated that it expects existing cash and cash equivalents will be sufficient to enable it to fund operations through the end of 2023.

[1]

See “Use of Non-GAAP Financial Measures” below for a description of non-GAAP financial measures and a reconciliation between GAAP and non-GAAP R&D expenses, GAAP and non-GAAP G&A expenses, and GAAP and non-GAAP net loss, respectively, appearing later in the press release.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, including non-GAAP R&D expenses, non-GAAP G&A expenses, non-GAAP operating expenses, non-GAAP net loss and non-GAAP net loss per common share – basic and diluted.  These measures are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP financial measures used by other companies.

The Company defines non-GAAP R&D expenses as GAAP R&D expenses less stock-based compensation expense; non-GAAP G&A expenses as GAAP G&A expenses less stock-based compensation expense; non-GAAP operating expenses as GAAP operating expenses less stock-based compensation expense; non-GAAP net loss as GAAP net loss plus stock-based compensation expense, loss on extinguishment of debt, and non-cash interest expense from liability related to sale of future royalties less gain on lease termination; and non-GAAP net loss per common share – basic and diluted as GAAP net loss per common share – basic and diluted plus stock-based compensation expense, loss on extinguishment of debt, and non-cash interest expense from liability related to sale of future royalties less gain on lease termination.  During the three and nine months ended September 30, 2020 and 2019, the Company did not incur any reacquired license rights expense; therefore, this expense is not included in the reconciliations below for the measures for non-GAAP operating expenses, non-GAAP net loss, and non-GAAP net loss per common share – basic and diluted for these periods.  The Company has excluded the impact of stock-based compensation expense, which may fluctuate from period to period based on factors including the variability associated with performance-based grants for stock options and restricted stock units and changes in the Company’s stock price, which impacts the fair value of these awards.  The Company has excluded the impact of loss on extinguishment of debt in connection with the Term Loan payoff and gain on lease termination as they are non-recurring transactions, that make it difficult to compare its results to peer companies who also provide non-GAAP disclosures.  The Company has excluded the impact of accreted non-cash interest expense from liability related to sale of future royalties as it may be calculated differently from, and therefore may not be comparable to, peer companies who also provide non-GAAP disclosures.  The Company has excluded the impact of stock-based compensation expense, loss on extinguishment of debt, non-cash interest expense from liability related to sale of future royalties, gain on lease termination, and reacquired license rights expense because the Company believes its impact makes it difficult to compare its results to prior periods and anticipated future periods.

Because management believes certain items, such as stock-based compensation expense, loss on extinguishment of debt, non-cash interest expense from liability related to sales of future royalties, gain on lease termination, and reacquired license rights expense can distort the trends associated with the Company’s ongoing performance, the following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance consistency and comparability of year-over-year results, as well as to industry trends, and to provide a basis for evaluating operating results in future periods: non-GAAP net loss; non-GAAP net loss per common share – basic and diluted; non-GAAP R&D expenses; non-GAAP G&A expenses; and non-GAAP operating expenses.

The Company believes the presentation of these non-GAAP financial measures provides useful information to management and investors regarding the Company’s financial condition and results of operations.  When GAAP financial measures are viewed in conjunction with these non-GAAP financial measures, investors are provided with a more meaningful understanding of the Company’s ongoing operating performance and are better able to compare the Company’s performance between periods.  In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating performance, allocating resources and planning and forecasting future periods.  These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures.  A reconciliation between these non-GAAP measures and the most directly comparable GAAP measures is provided later in this press release.

Conference Call Information

Reata’s management will host a conference call on November 9, 2020 at 8:00 a.m. ET.  The conference call will be accessible by dialing (844) 348-3946 (toll-free domestic) or (213) 358-0892 (international) using the access code: 2896858. The webcast link is https://edge.media-server.com/mmc/p/z6fgbcwf.

Third quarter 2020 financial results to be discussed during the call will be included in an earnings press release that will be available on the Company’s website shortly before the call at http://reatapharma.com/investors/ and will be available for 12 months after the call.  The audio recording and webcast will be accessible for at least 90 days after the event at http://reatapharma.com/investors/.

About the Off-Treatment eGFR Endpoint

CKD is characterized by a progressive worsening in the rate at which the kidney filters waste products from the blood called the glomerular filtration rate or GFR.  When GFR falls too low, patients require dialysis or a kidney transplant to survive.  Dialysis leads to a reduced quality of life and increases the likelihood of serious and life-threatening complications.  The five-year survival rate for hemodialysis patients is only approximately 42%.  eGFR is an estimate of GFR that nephrologists use to track the decline in kidney function and progression of CKD.

In rare forms of CKD, the FDA has accepted the off-treatment endpoint as the basis for approval. Withdrawal of drug after long-term treatment provides evidence whether a drug either protected or harmed the kidney during treatment.  If off-treatment changes in eGFR are higher than placebo, this is evidence that the drug protected the kidney during treatment, and, if off-treatment changes in eGFR are lower than placebo, this is evidence that the drug harmed the kidney during treatment.  An off-treatment eGFR benefit relative to placebo provides evidence that drug treatment may delay kidney failure.

About Alport Syndrome

Alport syndrome is a rare, genetic form of CKD caused by mutations in the genes encoding type IV collagen, which is a major structural component of the glomerular basement membrane in the kidney.  The kidneys of patients with Alport syndrome progressively lose the capacity to filter waste products out of the blood, which can lead to end-stage kidney disease and the need for chronic dialysis treatment or a kidney transplant.  Alport syndrome affects both children and adults.  In patients with the most severe forms of the disease, approximately 50% progress to dialysis by age 25, 90% by age 40, and nearly 100% by age 60.  According to the Alport Syndrome Foundation, Alport syndrome affects approximately 30,000 to 60,000 people in the United States.  There are currently no approved therapies to treat CKD caused by Alport syndrome.

About Bardoxolone Methyl

Bardoxolone methyl is an investigational, oral, once-daily activator of Nrf2, a transcription factor that induces molecular pathways that promote the resolution of inflammation by restoring mitochondrial function, reducing oxidative stress, and inhibiting pro-inflammatory signaling.  The FDA has granted Orphan Drug designation to bardoxolone for the treatment of Alport syndrome.  The European Commission has granted Orphan Drug designation in Europe to bardoxolone for the treatment of Alport syndrome.

In addition to the CARDINAL Phase 3 study, bardoxolone is currently being studied in FALCON, a Phase 3 study for the treatment of autosomal dominant polycystic kidney disease, AYAME, a Phase 3 study for the treatment of diabetic kidney disease that is being conducted by our licensee, Kyowa Kirin Co., Ltd., in Japan, and BARCONA, an investigator-sponsored Phase 2 study for the treatment in patients suffering from COVID-19 conducted by researchers at NYU Grossman School of Medicine.  Bardoxolone treatment has produced positive results in Phase 2 studies in patients with IgA nephropathy, focal segmental glomerulosclerosis, and CKD associated with type 1 diabetes.

About Friedreich’s Ataxia

FA is a rare, inherited, life-shortening, debilitating, and degenerative neuromuscular disorder, which is normally diagnosed during adolescence. FA is typically caused by a trinucleotide repeat expansion in the first intron of the frataxin gene, which encodes the mitochondrial protein frataxin. Pathogenic repeat expansions can lead to impaired transcription and reduced frataxin expression, which can lead to mitochondrial iron overload and poor cellular iron regulation, increased sensitivity to oxidative stress, and impaired mitochondrial ATP production.  Patients with FA experience initial symptoms in childhood, including progressive loss of coordination, muscle weakness, and fatigue, commonly resulting in motor incapacitation, with patients requiring a wheelchair by their teens or early 20s. FA patients may also experience visual impairment, hearing loss, diabetes, and cardiomyopathy. Based on literature and proprietary research, we believe FA affects approximately 5,000 children and adults in the United States and 22,000 individuals globally.  There are currently no approved therapies for the treatment of FA.

About Omaveloxolone

Omaveloxolone is an investigational, oral, once-daily activator of Nrf2, a transcription factor that induces molecular pathways that promote the resolution of inflammation by restoring mitochondrial function, reducing oxidative stress, and inhibiting pro-inflammatory signaling.  The FDA has granted Orphan Drug designation to omaveloxolone for the treatment of Friedreich’s ataxia.  The European Commission has granted Orphan Drug designation in Europe to omaveloxolone for the treatment of Friedreich’s ataxia.

About Reata Pharmaceuticals, Inc.

Reata is a clinical-stage biopharmaceutical company that develops novel therapeutics for patients with serious or life-threatening diseases by targeting molecular pathways involved in the regulation of cellular metabolism and inflammation.  Reata’s two most advanced clinical candidates, bardoxolone and omaveloxolone, target the important transcription factor Nrf2 that promotes the resolution of inflammation by restoring mitochondrial function, reducing oxidative stress, and inhibiting pro-inflammatory signaling.  Bardoxolone and omaveloxolone are investigational drugs, and their safety and efficacy have not been established by any regulatory agency.

Contact:

Reata Pharmaceuticals, Inc.

(972) 865-2219

http://reatapharma.com

Investors Relations & Media:

Vinny Jindal (469) 374-8721

Jami Taylor (469) 262-6451

ir@reatapharma.com

media@reatapharma.com

http://reatapharma.com/contact-us/

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements,” including, without limitation, statements regarding the success, cost and timing of our product development activities and clinical trials, our plans to research, develop and commercialize our product candidates, our plans to submit regulatory filings, and our ability to obtain and retain regulatory approval of our product candidates.  You can identify forward-looking statements because they contain words such as “believes,” “will,” “may,” “aims,” “plans,” “model,” and “expects.”  Forward-looking statements are based on Reata’s current expectations and assumptions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, (i) the timing, costs, conduct, and outcome of our clinical trials and future preclinical studies and clinical trials, including the timing of the initiation and availability of data from such trials; (ii) the timing and likelihood of regulatory filings and approvals for our product candidates; (iii) whether regulatory authorities determine that additional trials or data are necessary in order to obtain approval; (iv) the potential market size and the size of the patient populations for our product candidates, if approved for commercial use, and the market opportunities for our product candidates; and (v) other factors set forth in Reata’s filings with the U.S. Securities and Exchange Commission, including the detailed factors discussed under the caption “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019.  The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Consolidated Statements of Operations	(unaudited)
	(in thousands, except share and per share data)
Collaboration revenue
License and milestone	$1,182	$7,898	$3,519	$23,437
Other revenue	219	344	2,308	409
Total collaboration revenue	1,401	8,242	5,827	23,846
Expenses
Research and development	37,183	32,279	121,620	87,948
General and administrative	18,314	14,283	55,701	36,027
Depreciation	289	258	851	659
Total expenses	55,786	46,820	178,172	124,634
Other income (expense), net	(11,164)	(1,078)	(31,967)	(2,380)
Loss before taxes on income	(65,549)	(39,656)	(204,312)	(103,168)
Benefit from (provision for) taxes on income	93	(38)	22,336	(60)
Net loss	$(65,456)	$(39,694)	$(181,976)	$(103,228)
Net loss per share—basic and diluted	$(1.94)	$(1.32)	$(5.45)	$(3.44)
Weighted-average number of common shares used in net loss per share basic and diluted	33,713,507	30,110,391	33,401,599	30,004,211

	As of September 30, 2020 (unaudited)	As of December 31, 2019
	(in thousands)
Condensed Consolidated Balance Sheet Data
Cash and cash equivalents	$578,263	$664,324
Working capital	560,270	477,262
Total assets	612,997	682,420
Term loan (including current portion, net of issuance cost)	-	155,017
Liability related to sale of future royalties, net	304,663	-
Payable to collaborators	71,726	216,862
Deferred revenue (including current portion)	5,870	9,389
Accumulated deficit	(892,469)	(710,493)
Total stockholders’ equity	$185,844	$256,857

Reconciliation of GAAP to Non-GAAP Financial Measures

The following table presents reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures (in thousands, except for per share data) (unaudited):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Reconciliation of GAAP to Non-GAAP Research and development:
GAAP Research and development	$37,183	$32,279	$121,620	$87,948
Less: Stock-based compensation expense	(4,279)	(1,885)	(23,322)	(5,235)
Non-GAAP Research and development	$32,904	$30,394	$98,298	$82,713

Reconciliation of GAAP to Non-GAAP General and administrative:
GAAP General and administrative	$18,314	$14,283	$55,701	$36,027
Less: Stock-based compensation expense	(7,301)	(3,495)	(22,362)	(8,855)
Non-GAAP General and administrative	$11,013	$10,788	$33,339	$27,172

Reconciliation of GAAP to Non-GAAP Operating expenses:
GAAP Operating expenses	$55,786	$46,820	$178,172	$124,634
Less: Stock-based compensation expense	(11,580)	(5,380)	(45,684)	(14,090)
Non-GAAP Operating expenses	$44,206	$41,440	$132,488	$110,544

Reconciliation of GAAP to Non-GAAP Net loss:
GAAP Net loss	$(65,456)	$(39,694)	$(181,976)	$(103,228)
Add: Stock-based compensation expense	11,580	5,380	45,684	14,090
Add: Non-cash interest expense from liability related to sale of future royalties	10,413	-	11,077	-
Add: Loss on extinguishment of debt	-	-	11,183	-
Less: Gain on lease termination	(816)	-	(816)	-
Non-GAAP Net loss	$(44,279)	$(34,314)	$(114,848)	$(89,138)

Reconciliation of GAAP to Non-GAAP Net loss per common share-basic and diluted:
GAAP Net loss per common share-basic and diluted	$(1.94)	$(1.32)	$(5.45)	$(3.44)
Add: Stock-based compensation expense	0.34	0.18	1.37	0.47
Add: Non-cash interest expense from liability related to sale of future royalties	0.31	-	0.33	-
Add: Loss on extinguishment of debt	-	-	0.33	-
Less: Gain on lease termination	(0.02)	-	(0.02)	-
Non-GAAP Net loss per common share-basic and diluted	$(1.31)	$(1.14)	$(3.44)	$(2.97)

	Three Months Ended
Reconciliation of GAAP to Non-GAAP Operating expenses	September 30, 2020	June 30, 2020	March 31, 2020
GAAP - Operating expenses	$55,786	$53,667	$68,718
Less: Stock-based compensation expense	(11,580)	(14,796)	(19,307)
Non - GAAP - Operating expenses	$44,206	$38,871	$49,411

Reconciliation of GAAP to Non-GAAP Net loss
GAAP - Net loss	$(65,456)	$(67,581)	$(48,939)
Add: Stock-based compensation expense	11,580	14,796	19,307
Add: Non-cash interest expense from liability related to sale of future royalties	10,413	664	-
Add: Loss on extinguishment of debt	-	11,183	-
Less: Gain on lease termination	(816)	-	-
Non-GAAP Net loss	$(44,279)	$(40,938)	$(29,632)